Exhibit 99

News Release	1501 Front St., P.O. Box 790 Morgan City, Louisiana 70381 (985) 702-0195

For Immediate Release To: Analysts, Financial Community, Media	For Information Contact: Lew Derbes (985) 702-0195 LJDerbes@ConradIndustries.com

Conrad Industries Reports First Quarter 2003 Results and Announces New Contract Awards

Morgan City, Louisiana (May 7, 2003) -- Conrad Industries, Inc. (Nasdaq: CNRD) reported a net loss of $321,000 and loss per diluted share of $0.04 for the three months ended March 31, 2003 compared to net income before a cumulative effect of a change in accounting principle of $458,000 and earnings per diluted share of $0.06 for the first quarter of 2002.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards Board No. 142, ("SFAS No. 142"), "Goodwill and Other Intangibles Assets," which resulted in a $4.5 million non-cash charge for the impairment of goodwill, which was recorded as a cumulative effect of change in accounting principle. The recording of this non-cash charge for the impairment of goodwill resulted in a net loss of $4.0 million ($0.56 diluted EPS) for the first three months of 2002.

Revenues for the three months ended March 31, 2003 were $10.5 million compared to $10.6 million for the first quarter of 2002. The Company’s backlog, excluding unexercised options, was $31.8 million at March 31, 2003, as compared to $36.2 million at December 31, 2002.

 Gross profit was $815,000 (7.8% of revenue) for the first three months of 2003 as compared to gross profit of $2.1 million (19.8% of revenue) for the first quarter of 2002.

Vessel construction segment revenue for the first quarter increased $47,000, or 0.7%, while gross profit decreased $1.1 million, or 83.1%, as compared to vessel construction revenue and gross profit in the first quarter of 2002. Vessel construction segment revenue for the current quarter decreased 20.4% while gross profit increased 13.6% compared to the fourth quarter of 2002. Vessel construction production hours for the first quarter of 2003 decreased by 0.4% compared to the same period in 2002 and 20.5% compared to the fourth quarter of 2002. The decrease in revenue in the current period compared to the fourth quarter of 2002 is primarily a result of a decrease in production hours attributable to decreased offshore oil and gas activity.

Kenneth G. "Jerry" Myers, Jr., Conrad’s President and CEO commented, "The vessel construction segment of our business continues to be negatively impacted by performance on a commercial project for four vessels. The first two vessels of the project have now been delivered, the third vessel will be delivered in the next two weeks and the final vessel will be delivered before the end of the second quarter. In addition, the margins were negatively impacted by increases in the estimated costs of completion of other vessels related to operational inefficiencies resulting from the concurrent delivery of three separate vessels.

Bid activity has slowed in the vessel construction segment of our business; however, our backlog has enabled us to be selective in an extremely competitive environment. During the first quarter of 2003, we were awarded contracts totaling $3.0 million. These contracts include a 55-foot crane barge for the Army Corps of Engineers and a 174-foot platform barge for a Mississippi Gulf Coast casino. In addition, during April 2003, the US Army awarded Conrad a $2.7 million contract for an additional ST Tug. We are excited about the potential of this backlog on latter 2003 results."

Repair segment revenue decreased $158,000, or 4.1% and gross profit decreased $169,000, or 22.3% as compared to repair segment revenue and gross profit in the first quarter of 2002. Repair segment revenue and gross profit increased 76.3% and 128.3%, respectively, compared to the fourth quarter of 2002. The repair segment had a 13.1% decrease in production hours compared to the first quarter of 2002 and a increase of 70.8% compared to the fourth quarter of 2002.

Mr. Myers added, "The repair segment continues to be difficult due to the continued decreased activity in the offshore oil and gas markets. We have seen an increase in repair and conversion activity and are hopeful that it is more than just normal seasonal workload patterns; however, there continues to be little to no visibility at this time into the repair market. We are excited about the opportunities that our newest facility in Amelia, Louisiana provides. The facility was opened in February, 2003, and has opened up some markets for the Company from which we have historically been limited from participating. We have moved three of our drydocks to the facility and intend to move a fourth drydock in the second quarter of 2003."

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, Louisiana designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore support vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.

All statements in this press release other than statements of historical fact are forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. These include Conrad’s reliance on cyclical industries, principal customers and government contracts, its ability to finalize contracts on projects for which it has bid, and its ability to perform contracts at costs consistent with estimated costs used in bidding the contracts. Actual results may differ materially from those expected or projected. These and other risks are discussed in more detail in Conrad Industries, Inc.’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Conrad Industries, Inc.
Selected Balance Sheet Information	March 31,	December 31,
(In thousands)	2003	2002

Cash	$ 5,837	$ 6,427
Working capital	$ 8,587	$ 9,447
Property, plant & equipment, net	$ 30,640	$ 29,430
Total assets	$ 52,840	$ 53,841
Long term debt, including current
portion	$ 14,102	$ 13,223
Shareholders' equity	$ 31,896	$ 32,215

Conrad Industries, Inc. Summary Results of Operations
(In thousands, except per share amounts)	Three months ended
	March 31,
Statement of Operations Data:	2003	2002
Revenue:
Vessel construction	$ 6,800	$ 6,753
Repair and conversions	3,674	3,832
Total revenue	10,474	10,585
Cost of revenue:
Vessel construction	6,574	5,416
Repair and conversions	3,085	3,074
Total cost of revenue	9,659	8,490
Gross profit:
Vessel construction	226	1,337
Repair and conversions	589	758
Total gross profit	815	2,095
S G & A expenses	1,243	1,302
(Loss) income from operations	(428)	793
Interest Expense	66	81
Other expenses (income), net	(4)	(10)
(Loss) income before income taxes	(490)	722
(Benefit) provision for income taxes	(169)	264
(Loss) income before cumulative effect of change in accounting principle	(321)	458
Cumulative effect of change in accounting principle (1)	-	(4,500)
Net loss	$ (321)	$ (4,042)

Net income per common share:
Basic and diluted (loss) earnings per share:
(Loss) income before cumulative effect of change in accounting principle	$ (0.04)	$ 0.06
Cumulative effect of change in accounting principle (1)	-	(0.62)
Basic and diluted loss per share	$ (0.04)	$ (0.56)

Weighted average common shares outstanding:
Basic	7,236	7,228
Diluted	7,236	7,228

EBITDA, as adjusted (2)	$ 69	$ 1,287
EBITDA, as adjusted as a percent of revenue	0.7%	12.2%

Net cash provided by (used in) operating activities	$ 234	$ (2,498)

Operating data: Production labor hours	132	142

Depreciation & Amortization:
Vessel construction	$ 221	$ 216
Repair and conversions	178	153
Included in SG&A	98	125
Total depreciation & amortization	$ 497	$ 494

(1)

The Company recorded a $4.5 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No. 142, "Goodwill and Other Intangible Assets."

(2)

Represents income from operations before deduction of depreciation and amortization. EBITDA, as adjusted, is not a measure of cash flow, operating results or liquidity as determined by generally accepted accounting principles. The Company has included information concerning EBITDA, as adjusted, as supplemental disclosure because management believes that EBITDA, as adjusted, provides meaningful information regarding a company’s historical ability to incur and service debt. EBITDA, as adjusted, as defined and measured by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA, as adjusted, should not be considered in isolation or as an alternative to, or more meaningful than, net income or cash flow provided by operations as determined in accordance with generally accepted accounting principles as an indicator of the Company’s profitability or liquidity.

The following table sets forth a reconciliation of net cash provided by (used in) operating activities to EBITDA, as adjusted, for the periods presented (in thousands):

	Three Months ended March 31,
	2003	2002

Net cash provided by (used in) operating activities	$234	$(2,498)
Interest expense	66	81
Other income, net	(4)	(10)
(Benefit) provision for income taxes	(169)	264
Deferred income tax provision	38	74
Changes in operating assets and liabilities	(96)	3,376
EBITDA, as adjusted	$69	$1,287